EXHIBIT 99.1

News Release

Contact: Investor Relations
Phone: (713) 324-4755
Email: xjtinvestor@expressjet.com

EXPRESSJET REPORTS DECEMBER 2004 PERFORMANCE

            HOUSTON, Jan. 3, 2005 – ExpressJet Holdings (NYSE: XJT) today announced increased traffic and capacity in December 2004 for its Continental Express operating fleet.

            During the month, ExpressJet flew 663.7 million revenue passenger miles (RPMs), up 19.6 percent over December 2003, and increased available seat miles (ASMs) by 19.3 percent compared with December 2003.  ExpressJet's December load factor was 70.8 percent, a 0.2 point improvement over December 2003.  The company flew 65,881 block hours, compared with 54,899 block hours in December 2003, and operated 35,468 departures, versus 30,881 departures in December 2003.

            Also in December 2004, ExpressJet accomplished a 99.8 percent controllable completion factor, which excludes cancellations due to weather and air traffic control, and a total completion factor of 96.8 percent.  In December 2003, ExpressJet’s controllable completion factor was 99.6 percent and its total completion factor was 96.6 percent.

            ExpressJet also accepted delivery of two 50-seat Embraer ERJ-145XR aircraft, bringing the company's total operating fleet to 245 jets.

            ExpressJet Airlines, Inc. operates as Continental Express, the regional jet provider for Continental Airlines.  With service to approximately 146 destinations in the United States, Canada, Mexico and the Caribbean, ExpressJet operates all of Continental’s regional jet service from its hubs in Houston, New York/Newark and Cleveland, and additional non-hub service to and from Mexico.  ExpressJet passengers receive efficient service and comfortable leather seating, along with advance seat assignments and OnePass frequent flyer miles that can be redeemed on Continental and partner airlines.

            ExpressJet Airlines employs approximately 6,500 people and is owned by ExpressJet Holdings, Inc.  For more information, visit www.expressjet.com.

-- more --

EXPRESSJET REPORTS DECEMBER 2004 PERFORMANCE/Page 2

PRELIMINARY TRAFFIC RESULTS

December	2004		2003		Change

Revenue Passenger Miles (000)	663,686		555,088		19.6	Percent

Available Seat Miles (000)	937,870		786,042		19.3	Percent

Passenger Load Factor	70.8	Percent	70.6	Percent	0.2	Points

Block Hours	65,881		54,899		20.0	Percent

Departures	35,468		30,881		14.9	Percent

YEAR-TO-DATE	2004		2003		Change

Revenue Passenger Miles (000)	7,417,353		5,769,162		28.6	Percent

Available Seat Miles (000)	10,412,928		8,424,671		23.6	Percent

Passenger Load Factor	71.2	Percent	68.5	Percent	2.7	Points

Block Hours	729,697		593,387		23.0	Percent

Departures	405,055		353,547		14.6	Percent

###